Exhibit 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 1:00 PM, EDT
Date: July 5, 2007
Double Eagle Petroleum Announces Closing of Offering of 9.25% Series A Cumulative Preferred Stock
Casper, Wyo., July 5, 2007/PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (NASDAQ: DBLE) (“Double Eagle” or the “Company”), an oil and gas exploration and development company, announced today that it has closed the previously announced sale of 1,400,000 shares of its 9.25% Series A Cumulative Preferred Stock (“Series A Preferred Stock”) at $25.00 per share. In addition, on July 2, 2007, Ferris, Baker Watts, Incorporated, the sole underwriter for the offering, notified the Company that it would be exercising its over-allotment option for an additional 210,000 shares of the Series A Preferred Stock, making the total offering size $40,250,000. The Series A Preferred Stock began trading on The NASDAQ Capital Market on July 3, 2007 under the symbol “DBLEP.”
Proceeds from the offering will be approximately $38,000,000, after deducting the underwriting discounts and commissions and offering expenses. Double Eagle plans to use the net proceeds to reduce indebtedness under its revolving bank facility (which will permit additional borrowings in the future), to fund drilling and development of its Atlantic Rim properties when and if those properties become available for development, to fund further development of its Pinedale and other properties, to undertake potential acquisitions and for other general corporate purposes.
Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Ferris, Baker Watts, Incorporated at 100 Light Street, Baltimore, Maryland 21202.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve properties in southwestern Wyoming and other Rocky Mountain States.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as result of new information, future events or otherwise.
Company Contact:
John Campbell, Investor Relations
(303) 794-8445
www.dble.us